Exhibit 99.1

P&F INDUSTRIES REPORTS RESULTS FOR THE YEAR ENDED DECEMBER 31, 2012

MELVILLE, N.Y., March 27, 2013 - P&F Industries, Inc. (Nasdaq: PFIN) today announced its results of operations for the year ended December 31, 2012. The Company is reporting full year 2012 net revenue of $59,871,000, compared to $54,541,000 in 2011. The Company is also reporting full year 2012 net income from continuing operations of $5,450,000, compared to $1,909,000, in 2011. Included in the Company’s 2012 net income from continuing operations is a net deferred tax benefit of $2,250,000, which resulted from a reduction in the valuation allowance on its deferred tax assets, partially offset by the utilization of deferred tax assets in 2012.

The Company reported basic and diluted earnings (loss) per common share of:

	For the years ended December 31,
	2012	2011
Basic earnings (loss) per share
Continuing operations	$1.50	$0.53
Discontinued operations	(0.01)	0.18
Net income	$1.49	$0.71

Diluted earnings (loss) per share
Continuing operations	$1.45	$0.52
Discontinued operations	(0.01)	0.17
Net income	$1.44	$0.69

Weighted average common shares outstanding:
Basic	3,641,000	3,615,000
Diluted	3,748,000	3,698,000

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am extremely pleased to report that we were able to increase consolidated net revenue more than $5.3 million or 9.8%, during 2012, compared to the prior year. Additionally, when comparing 2012 to 2011, P&F was able to improve its income before taxes from continuing operations more than $1.3 million, or 67%, despite a generally weak economic environment in the United States.” Mr. Horowitz added, “In December 2012, we amended our existing credit agreement with Capital One Leverage Finance. This amendment, among other things, extended the maturity date of the credit facility to December 17, 2017; increased the total commitment; increased maximum borrowings under the terms of the revolving credit line and lowered the margin rates added to our borrowings. Additionally, I am pleased to announce that in late December 2012 we commenced our initial distribution of pneumatic air tools to The Home Depot through our Florida Pneumatic subsidiary.” Mr. Horowitz concluded his remarks stating, “All employees throughout our Company continue to remain focused on successfully expanding our respective market presence, as well as increasing profits without sacrificing quality or customer service.”

A summary of P&F’s results of operations for the three and twelve months ended December 31, 2012 and 2011 follows.

REVENUE:

Consolidated

	Three months ended December 31,
	2012	2011	Variance	Variance
			$	%
Tools
Florida Pneumatic	$5,397,000	$5,592,000	$(195,000)	(3.5)%
Hy-Tech	4,072,000	3,896,000	176,000	4.5
Tools Total	9,469,000	9,488,000	(19,000)	(0.2

Hardware
Hardware Total	3,222,000	2,386,000	836,000	35.0

Consolidated	$12,691,000	$11,874,000	$817,000	6.9%

	Year ended December 31,
	2012	2011	Variance	Variance
Tools
Florida Pneumatic	$25,484,000	$23,455,000	$2,029,000	8.7%
Hy-Tech	16,657,000	16,394,000	263,000	1.6
Tools Total	42,141,000	39,849,000	2,292,000	5.8

Hardware
Hardware Total	17,730,000	14,692,000	3,038,000	20.7
Consolidated	$59,871,000	$54,541,000	$5,330,000	9.8%

Florida Pneumatic Manufacturing Corporation

An analysis of Florida Pneumatic’s revenue for the three and twelve-month periods ended December 31, 2012 and 2011 is as follows:

	Three months ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$2,979,000	55.2%	$2,970,000	53.1%	$9,000	0.3%
Industrial/catalog	1,754,000	32.5	1,682,000	30.1	72,000	4.3
Automotive	233,000	4.3	375,000	6.7	(142,000)	(37.9)
Other	431,000	8.0	565,000	10.1	(134,000)	(23.7)
Total	$5,397,000	100.0%	$5,592,000	100.0%	$(195,000)	(3.5)%

	Year Ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$14,499,000	56.9%	$13,078,000	55.8%	$1,421,000	10.9%
Industrial/catalog	7,813,000	30.7	6,855,000	29.2	958,000	14.0
Automotive	1,071,000	4.2	1,297,000	5.5	(226,000)	(17.4)
Other	2,101,000	8.2	2,225,000	9.5	(124,000)	(5.6)
Total	$25,484,000	100.0%	$23,455,000	100.0%	$2,029,000	8.7%

During the fourth quarter of 2012, Florida Pneumatic commenced its initial product delivery, or roll-out to its new retail customer, The Home Depot (“THD”). Revenue from its other retail customer, Sears Holdings Corporation (“Sears”), declined when compared to the same three month period in 2011. The decline in Sears’ revenue is partially due to the timing of seasonal orders delivered in the third quarter of 2012, compared to the fourth quarter of 2011. Florida Pneumatic continued its growth in the higher gross margin industrial/catalog sector. Fourth quarter of 2012 Automotive product revenue, as well as Other revenue, which includes revenue from its Berkley, air filters and OEM lines, declined when compared to the same period in 2011, due primarily to its decision to place greater emphasis on expanding its Retail and Industrial/catalog lines.

With respect to the full-year 2012, Florida Pneumatic continued to expand its presence in the higher gross margin, industrial/catalog sector. The Company intends to continue to expand its marketing effort in this sector of the pneumatic air tool market. As Florida Pneumatic commenced shipments to THD during the latter half of 2012, revenue from its Retail customers, in the aggregate, improved 10.9 % when comparing 2012 to 2011. This increase was due primarily to the THD revenue, offset by a reduction in Sears’ revenue of certain specialty, promotional and basic items. As noted previously, the decrease in Florida Pneumatic’s Other and Automotive revenue were due in large part to its decision to focus their efforts on expansion of the Retail and Industrial/catalog product lines.

Hy-Tech Machines Inc.

Hy-Tech creates quality replacement parts for pneumatic tools, markets its own value-added line of air tools and distributes a complementary line of sockets (“ATP”). Hy-Tech manufactures and markets a line of products that primarily focus on power generation, mining, construction and general industrial manufacturing markets (“Hy-Tech Machine”).

An analysis of Hy-Tech’s revenue for the three and twelve-month periods ended December 31, 2012 and 2011 is as follows:

	Three months ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,592,000	63.7%	$2,477,000	63.6%	$115,000	4.6%
Hy-Tech Machine	397,000	9.7	448,000	11.5	(51,000)	(11.4)
Major customer	1,014,000	24.9	892,000	22.9	122,000	13.7
Other	69,000	1.7	79,000	2.0	(10,000)	(12.7)
Total	$4,072,000	100.0%	$3,896,000	100.0%	$176,000	4.5%

	Year Ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$10,840,000	65.1%	$11,081,000	67.6%	$(241,000)	(2.2)%
Hy-Tech Machine	1,664,000	10.0	1,922,000	11.7	(258,000)	(13.4)
Major customer	3,787,000	22.7	3,065,000	18.7	722,000	23.6
Other	366,000	2.2	326,000	2.0	40,000	12.3
Total	$16,657,000	100.0%	$16,394,000	100.0%	$263,000	1.6%

Hy-Tech’s revenue from its Major customer, as well as revenue from its ATP product line improved when comparing its fourth quarter of 2012 revenue to the same period in the prior year. We believe both of these increases are due primarily to improving general global economic conditions in this sector during 2012, compared to the prior year. Reductions in revenue from its Hy-Tech Machine and Other product lines partially offset the increase.

Hy-Tech’s full-year 2012 revenue improved 1.6%, when compared to 2011. The increase in revenue from its Major customer, we believe, is due primarily to improved global economic conditions in this sector, which favorably impacted on this customer. ATP revenue declined, due primarily to a one-time significant order for sockets in 2011, which did not repeat in 2012. The decline in Hy-Tech Machine revenue is due in large part to management’s decision to assign additional labor and overhead to the manufacturing for, and servicing of, its Major customer.

Nationwide Industries Inc.

An analysis of Nationwide’s revenue for the three and twelve-month periods ended December 31, 2012 and 2011 is as follows:

	Three months ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$2,061,000	64.0%	$1,356,000	56.8%	$705,000	52.0%
Kitchen and bath	528,000	16.4	553,000	23.2	(25,000)	(4.5)
OEM	364,000	11.3	276,000	11.6	88,000	31.9
Patio	269,000	8.3	201,000	8.4	68,000	33.8
Total	$3,222,000	100.0%	$2,386,000	100.0%	$836,000	35.0%

	Year ended December 31,
	2012		2011		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$12,265,000	69.2%	$9,630,000	65.5%	$2,635,000	27.4%
Kitchen and bath	2,709,000	15.3	2,606,000	17.8	103,000	4.0
OEM	1,599,000	9.0	1,571,000	10.7	28,000	1.8
Patio	1,157,000	6.5	885,000	6.0	272,000	30.7
Total	$17,730,000	100.0%	$14,692,000	100.0%	$3,038,000	20.7%

Fence and gate hardware continues to be the strength behind Nationwide’s revenue growth, with fourth quarter of 2012 exceeding the same period in 2011 by 52.0%. This improvement is due primarily to the expanded customer base and new product releases. The increase in patio revenue is due primarily to increased activity in the sale of foreclosed houses occurring in Florida. When comparing the fourth quarter of 2012 to the same period in 2011, revenue increased at its OEM product line primarily due to certain orders being delayed by its customers from the fourth quarter 2011 to the first quarter of 2012. During the fourth quarter of 2012, Kitchen and bath encountered a softening of the market.

When comparing the full-year 2012 to 2011, Nationwide was able to increase revenue throughout its suite of product lines. However, nearly 87% of Nationwide’s revenue growth was generated from its fence and gate hardware product line, which was due primarily to the introduction of new products, as well as to expanded marketing efforts and increased customer base. Nationwide’s kitchen and bath product line revenue improved slightly. Despite significant pricing pressure, along with a dwindling market and other factors, OEM product line revenue for the full year 2012 recorded a minimal increase. As a result, it is likely we will continue to place less emphasis on this product line. Patio revenue during the full-year 2012, increased when compared to the same period in 2011, due primarily to an increase in the sale of foreclosed housing units, which tend to require repair/ replacement of patio enclosures. As fence and gate hardware continue to be the primary contributor to Nationwide’s revenue growth, we intend to continue our current strategy, which is to develop new, innovative fence and gate hardware products and accessories, as well as to continue to expand our national market campaign.

GROSS MARGIN

	Three months ended December 31,		Increase (decrease)
	2012	2011	Amount		%
Tools	$3,663,000	$3,482,000	$181,000		5.2%
As % of respective revenue	38.7%	36.7%	2.0	%pts.
Hardware	$1,154,000	$791,000	$363,000		45.9%
As % of respective revenue	35.8%	33.2%	2.6	%pts.
Consolidated	$4,817,000	$4,273,000	$544,000		12.7%
As % of respective revenue	38.0%	36.0%	2.0	%pts.

	Year Ended December 31,		Increase (decrease)
	2012	2011	Amount		%
Tools	$15,416,000	$14,631,000	$785,000		5.4%
As % of respective revenue	36.6%	36.7%	(0.1	)%pts.
Hardware	$6,726,000	$5,614,000	$1,112,000		19.8%
As % of respective revenue	37.9%	38.2%	(0.3	)%pts.
Consolidated	$22,142,000	$20,245,000	$1,897,000		9.4%
As % of respective revenue	37.0%	37.1%	(0.1	)%pts.

	Three months ended December 31,		Increase (decrease)
	2012	2011	Amount		%
Florida Pneumatic	$2,019,000	$1,905,000	$114,000		6.0%
As % of respective revenue	37.4%	34.1%	3.3	%pts.

Hy-Tech	$1,644,000	$1,577,000	$67,000		4.2%
As % of respective revenue	40.4%	40.5%	(0.1	)%pts.

Total Tools	$3,663,000	$3,482,000	$181,000		5.2%
As % of respective revenue	38.7%	36.7%	2.0	%pts.

	Year Ended December 31,		Increase (decrease)
	2012	2011	Amount		%
Florida Pneumatic	$8,482,000	$7,875,000	$607,000		7.7%
As % of respective revenue	33.3%	33.6%	(0.3	)%pts.

Hy-Tech	$6,934,000	$6,756,000	$178,000		2.6%
As % of respective revenue	41.6%	41.2%	0.4	%pts.

Total Tools	$15,416,000	$14,631,000	$785,000		5.4%
As % of respective revenue	36.6%	36.7%	(0.1	)%pts.

When comparing the fourth quarters of 2012 and 2011, gross margins generated by P&F’s Tools segment increased 2.0 percentage points. Combined with improved revenue, gross profit increased $181,000. Specifically, gross margins at Florida Pneumatic increased due primarily to: (1) improved absorption of warehouse and manufacturing overhead during the fourth quarter of 2012, compared to the same period in 2011 due to the increase in inventory for THD, and (2) product mix. When comparing the three-month periods ended December 31, 2012 and 2011, Hy-Tech’s gross margin declined slightly, mostly due to product mix, however, as revenue increased over last year, its gross profit improved slightly.

When comparing the full years of 2012 and 2011, gross margins generated by P&F’s Tools segment decreased 0.1 percentage points, however gross profit increased $785,000. Florida Pneumatic’s gross margin decreased when compared to the same period in 2011, primarily due to the impact of the increase in the lower gross margin retail sales on its overall gross margin. However, as the result of the increase in revenue, Florida Pneumatic’s gross profit improved by $607,000, compared to the same period a year ago. Hy-Tech increased its gross margin and gross profit primarily through product mix, as well as through improved cost of manufacturing.

Nationwide’s gross margin for the fourth quarter of 2012 increased 2.6 percentage points, compared to the same period in 2011. This increase is due primarily to a change in product mix and to a lesser extent, improved burden absorption, due to increased volume through the warehouse. However, Nationwide continues to incur increases in overseas raw material costs, such as aluminum, copper and magnets, as well as increased overseas labor costs. With improved revenue in the fourth quarter of 2012, along with stronger gross margins, Nationwide increased its gross profit by $363,000 when compared to the same period in 2011.

Despite a year over year decline of 0.3 percentage points in its gross margin, Nationwide’s gross profit improved nearly 20%. The most significant factors contributing to the slight decline in its gross margin were increases in overseas raw material costs, such as aluminum, copper and magnets, as well as increased overseas labor costs. Additionally, during 2012, Nationwide elected to secure certain higher volume, slightly lower priced fence and gate hardware customers. Gross margins on its OEM and Kitchen and bath product lines declined in 2012 compared to 2011, due primarily to significant pricing pressures, along with dwindling markets and other factors.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, as well as amortization and depreciation and general corporate overhead and certain engineering expenses.

SG&A during the fourth quarter of 2012 was $4,188,000, compared to $4,033,000 for the same three-month period in 2011. Stated as a percentage of revenue, SG&A was 33.0%, compared to 34.0% during the three-month periods ended December 31, 2012 and 2011, respectively. Significant line items include an increase of $384,000 in compensation, which is comprised of base salaries and wages, performance-based bonus incentives, as well as associated payroll taxes and employee benefits, partially offset by reductions in corporate overhead of $200,000, which consists primarily of legal, accounting, general insurance, banking fees, and other corporate professional service fees.

SG&A for 2012 was $18,281,000, compared to $17,491,000 incurred in 2011.  Stated as a percentage of revenue, our SG&A for 2012 was 30.5%, compared to 32.1% during the prior year. Although our revenue increased more than $5,300,000, our variable expenses, which consist primarily of commissions, freight out, warranty, advertising and promotional costs, and travel and entertainment costs, increased an aggregate of $71,000. Compensation, which includes wages, associated payroll taxes and employee benefits and performance-based bonus incentives, which are driven primarily by net earnings, increased $993,000. Additionally, during the second quarter of 2012, we recorded a charge of $166,000 for estimated potential penalties, and related fees, and expenses in connection with unpaid import duty relating to certain products imported by Florida Pneumatic during the period January 1, 2009 through June 19, 2012. These increases were partially offset by reductions in corporate overhead, which consists primarily of legal, accounting, general insurance, banking fees, and other corporate professional service fees of $338,000 and a decrease of $69,000 in rent and utilities, due in part to a new lease agreement covering our corporate offices in New York.

INTEREST

	Three months ended December 31,
	2012	2011	Decrease
Short-term borrowings	$47,000	$67,000	$(20,000)
Term loans, including Capital Expenditure Term Loans	78,000	90,000	(12,000)
Subordinated loans	---	6,000	(6,000)
Other	---	4,000	(4,000)

Total	$125,000	$167,000	$(42,000)

	Year Ended December 31,
	2012	2011	Decrease
Short-term borrowings	$190,000	$315,000	$(125,000)
Term loans, including Capital Expenditure Term Loans	325,000	359,000	(34,000)
Subordinated loans	11,000	44,000	(33,000)
Other - net	---	38,000	(38,000)

Total	$526,000	$756,000	$(230,000)

The Company noted that the decrease in the average balance of short-term borrowings during the three-month period ended December 31, 2012, compared to the same period in the prior year, was the key factor contributing to the reduction in interest expense. The reduction of $12,000 of interest on its Term Loans consisted of lower interest expense on its Term Loan, partially offset by interest expense incurred on the Capital Expenditure Term Loans (“Capex loans”) that were created during 2012. Additionally, during 2011, P&F repaid $500,000 of the Subordinated loans. In July 2012, P&F repaid the remaining $250,000 of the Subordinated loans from its Chief Executive Officer. The repayment of these Subordinated loans caused the Company not to have any interest expense during the fourth quarter of 2012, compared to interest expense of $6,000 incurred in the fourth quarter of 2011. Further, in 2011, P&F repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt during the fourth quarter of 2012, compared to $4,000 in the fourth quarter of 2011.

The most significant factor contributing to the reduction in interest expense during 2012, compared to 2011, was the reduction in our short-term borrowings during the comparative periods. The average balance of short-term borrowings during 2012 was $5,981,000, compared to $8,138,000 in 2011. Despite $900,000 of Capex loans during 2012, P&F’s interest expense, in the aggregate, from both the Term loans and Capex loans, decreased a net $34,000. In 2011, P&F repaid the balance owed to the sellers of Hy-Tech; as a result, there was no interest expense attributable to this debt in 2012, compared to $38,000 interest paid in 2011. Further, in 2011, P&F repaid $500,000 of the Subordinated loans, which effectively reduced their interest expense in 2012 attributable to these Subordinated loans, to $11,000, compared to $44,000 in 2011. Additionally, in November 2011 and December 2012, P&F and Capital One Leverage Finance Corporation, entered into Amendments to the Credit Agreement, which, among other things, lowered the Applicable Margin rates that Capital One Leverage Finance Corporation adds to their borrowings.

INCOME TAX EXPENSE

During 2012, P&F recorded a net deferred tax benefit of $2,243,000, resulting from a reduction in the valuation allowance on its deferred tax assets, which was partially offset by the utilization of deferred tax assets in 2012. A deferred tax benefit of $2,250,000 was attributable to the Company’s continuing operations, and a deferred tax expense of $7,000 was attributable to discontinued operations. P&F believes it was appropriate to reduce the valuation allowance, based upon evidence, such as profitability, for the years ended December 31, 2010, 2011 and 2012, as well as projected future sources of taxable income. As a result, its effective tax rate for the twelve-month period ended December 31, 2012, is not directly correlated to the amount of our pretax income, and is not comparable to the effective tax rate for the same period in the prior year. P&F still maintains a full valuation allowance on certain state deferred tax assets.

The effective tax rates applicable to income from continuing operations for the years ended December 31, 2012 and 2011, respectively, were (63.4)% and 4.5%.  The primary factor affecting the 2012 effective tax rate, was the partial reversal of the valuation allowance, as described above.  The primary factor affecting the 2011 effective tax rate was the decrease in the valuation allowance, resulting from the utilization of a portion of net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

On December 19, 2012, the Company and Capital One Leverage Finance Corporation entered into an Amendment to its Loan and Security Agreement. This Amendment, among other things:

•	Increased the total commitment from $24,500,000 to $29,453,000.
•	Extended the term of the Credit Agreement through December 19, 2017, the Loan Maturity Date, on which date all principal, interest and other amounts owing with respect to this Credit Agreement shall be due and payable in full.
•	Increased the maximum aggregate amount of borrowings on the Revolver from $15,910,000 to $20,000,000.
•	Increased the Term Loan, to $7,000,000 from $6,090,000, the original principal amount, of which $4,611,000 was outstanding immediately prior to the effectiveness of this Amendment.
•	Extended the rate of amortization on the Term Loan from 20 to 25 years.
•	Increased the amount of borrowings for permitted Capital Expenditures to $2,453,000, from $1,601,000, which was the net amount available to borrow immediately preceding this Amendment.
•	Reduced the unused line fee to 0.375% from a range of 0.5% to 0.75%.
•	Removed the requirement of a prepayment on the Term Loan from Excess Cash Flows, as defined in the Credit Agreement. (In 2012, we were required to make a $633,000 prepayment toward our Term Loan.)
•	Reduced the Applicable Margin on all borrowings. The Applicable Margin on Revolver borrowings is based on the corresponding Leverage Ratio (as defined in the Credit Agreement). The Applicable Margin for each type of borrowing is as follows:

Type of borrowing	New Applicable Margin	Old Applicable Margin
Revolver
Base rate	.50% to 1.50%	1.50% to 2.50%
LIBOR	1.50% to 2.50%	2.50% to 3.50%

Term Loan
Base rate	2.00%	4.75%
LIBOR	3.00%	5.75%

Capex Term Loan
Base rate	2.00%	2.50%
LIBOR	3.00%	3.50%

The percent of debt to total book capitalization (debt plus equity) decreased 5.1 percentage points to 23.2% at December 31, 2012, from 28.3% at December 31, 2011.

Capital spending during the year ended December 31, 2012, was $1,969,000, compared to $598,000 in 2011. In 2012, P&F purchased two new computer numerically controlled machines (CNC), totaling $1,260,000. Capital expenditures currently planned for 2013 are approximately $1,200,000, most of which the Company expects will be financed through its credit facility and cash flows. The majority of the projected 2013 capital expenditures will relate to new equipment at Hy-Tech, which it believes will increase output, while reducing manufacturing costs. A portion of the planned capital expenditures will be for tooling required for new product development at all three subsidiaries.

OTHER INFORMATION

General. P&F Industries has scheduled a conference call for today, March 27, 2013, at 11:00 A.M., Eastern Time to discuss its 2012 results. Investors and other interested parties can listen to the call by dialing 866-796-3865, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 28, 2013.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2013 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousand $)	December 31, 2012	December 31, 2011
		(Audited)
Assets
Cash	$695	$443
Accounts receivable - net	6,675	6,327
Inventories - net	24,073	18,588
Deferred income taxes - net	1,139	512
Prepaid expenses and other current assets	524	454
Assets of discontinued operations	23	23

Total current assets	33,129	26,347

Net property and equipment	11,102	10,766
Goodwill	5,150	5,150
Other intangible assets - net	1,752	1,950
Deferred income taxes – net	3,211	1,595
Other assets – net	813	778
Total assets	$55,157	$46,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,793	$5,648
Accounts payable	4,843	2,229
Accrued liabilities	4,313	3,338
Liabilities of discontinued operations	19	24
Current maturities of long-term debt	460	1,039

Total current liabilities	12,428	12,278

Long-term debt, less current maturities	7,363	4,861
Liabilities of discontinued operations	278	292

Total liabilities	20,069	17,431

Total shareholders' equity	35,088	29,155

Total liabilities and shareholders' equity	$55,157	$46,586

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

In Thousands $	Years ended December 31,
	2012	2011
		(Audited)

Net revenue	$59,871	$54,541
Cost of sales	37,729	34,296
Gross profit	22,142	20,245
Selling, general and administrative expenses	18,281	17,491
Operating income	3,861	2,754
Interest expense - net	526	756
Income from continuing operations before income taxes	3,335	1,998
Income tax (benefit) expense	(2,115)	89
Income from continuing operations	5,450	1,909

(Loss) income from discontinued operations (net of tax expense of $7 and $9 for the years ended December 31, 2012 and 2011)	(39)	646

Net income	$5,411	$2,555

### End ###